Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-86686, 333-86688, 333-53278, 033-88634, 333-41632, 333-41634, 333-41670, 333-28459, 333-07831, 033-88638 and 033-88636 of Maxwell Technologies, Inc. on Form S-8 of our report dated March 29, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), appearing in this Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

San Diego, California
March 29, 2004